AMENDMENT NO. 4 TO SECOND AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 4 TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of August 27, 2008 (this “Amendment”), is entered into in connection with that certain SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of August 31, 2007 (as amended, supplemented, restated or replaced from time to time, the “Loan Agreement”), by and among CAC WAREHOUSE FUNDING CORPORATION II, a Nevada corporation, (the “Borrower”), CREDIT ACCEPTANCE CORPORATION, a Michigan corporation, (“Credit Acceptance”) as the originator, the servicer or the custodian, WACHOVIA BANK, NATIONAL ASSOCIATION, as an investor for the VFCC Purchaser Group (an “Investor”) and the other Investors from time to time party thereto, VARIABLE FUNDING CAPITAL COMPANY, LLC, a Delaware limited liability company (“VFCC”), a CP conduit or a lender, and the other CP conduits from time to time party thereto, WACHOVIA CAPITAL MARKETS, LLC, a Delaware limited liability company (“WCM”), as deal agent (the “Deal Agent”), WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association with its headquarters in Charlotte, North Carolina (“Wachovia”), as the liquidity agent for the VFCC Purchaser Group (a “Liquidity Agent”) and the other Liquidity Agents from time to time party thereto, SYSTEMS & SERVICES TECHNOLOGIES, INC., a Delaware corporation as the backup servicer (the “Backup Servicer”) and WACHOVIA CAPITAL MARKETS, LLC, a Delaware corporation, as collateral agent (the “Collateral Agent”).

Capitalized terms used and not defined in this Amendment shall have the meanings given to such terms in the Loan Agreement.

PRELIMINARY STATEMENTS

WHEREAS, each of the signatories hereto is party to the Loan Agreement;

WHEREAS, each of the signatories hereto agrees that the facility under the Loan Agreement is now, and immediately following the date hereof shall be, in the Revolving Period with regard to each Purchaser Group; and

WHEREAS, the parties hereto desire to amend the Loan Agreement in certain respects as provided herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Loan Agreement, and other good and valuable consideration, the receipt and adequacy of which is hereby expressly acknowledged, and intending to be legally bound hereby, the signatories hereto agree as follows:

Section 1. Amendment.

(a) Section 1.1 of the Loan Agreement is hereby amended by deleting the following phrase as it appears in the definition of “Commitment Termination Date”: “February 11, 2009” and replacing it with the following phrase: “August 26, 2009”.

(b) In accordance with Section 14.2 of the Loan Agreement all notices and other communications to the Borrower and/or Servicer shall be mailed, telexed, transmitted or delivered to the following:

CAC Warehouse Funding Corporation II
Silver Triangle Building
25505 West Twelve Mile Road
Southfield, Michigan 48034-8339
Attention: Jeff Soutar
Facsimile No.: (877) 320-1576
Confirmation No.: (248) 353-2700 (ext 5646)

Section 2. Conditions to Effectiveness. This Amendment shall become effective on and as of the date hereof, upon the receipt by the Deal Agent of an executed counterpart of this Amendment from each party hereto.

Section 3. Severability of Provisions. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 4. Captions. The captions in this Amendment are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

Section 5. Agreement to Remain in Full Force and Effect. Except as amended hereby, the Loan Agreement shall remain in full force and effect and is hereby ratified, adopted and confirmed in all respects. All references in the Loan Agreement to “herein,” or words of like import, and all references to the Loan Agreement in any agreement or document shall hereafter be deemed to refer to the Loan Agreement as amended hereby.

Section 6. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 7. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Amendment.

Section 8. Representations and Warranties. The Borrower hereby certifies that (i) the representations and warranties made by it in Section 4.1 of the Loan Agreement are true and correct as of the date hereof, as though made on and as of the date hereof and (ii) as of the date hereof, there is no Termination Event or Servicer Termination Event or event which, with the passage of time of the giving of notice, could result in a Termination Event or a Servicer Termination Event.

Section 9. Waiver of Notice. Each of the parties hereto hereby waives any notice in connection with the execution and delivery of this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date and year first above written.

. . . . .	CAC WAREHOUSE FUNDING CORPORATION II, as Borrower By:/s/ Douglas W. Busk

. . . . . . .	Name: Douglas W. Busk Title: Treasurer CREDIT ACCEPTANCE CORPORATION By:/s/ Douglas W. Busk

. . . .	Name: Douglas W. Busk Title: Treasurer
. . . .	WACHOVIA CAPITAL MARKETS, LLC, as Deal Agent and Collateral Agent By:/s/ Chad Kobos

. . . . . . . . .	Name: Chad Kobos Title: Director WACHOVIA BANK, NATIONAL ASSOCIATION, as Liquidity Agent and Investor By:/s/ Leah W. Miller

. . . . . . .	Name: Leah W. Miller Title: Managing Director VARIABLE FUNDING CAPITAL COMPANY LLC, as a CP Conduit and a Lender

.
        . By: Wachovia Capital Markets, LLC, as attorney-in-fact

. .	By:/s/ Douglas R. Wilson, Sr.

. .	Name: Douglas R. Wilson, Sr. Title: Director